NEWS RELEASE
Five Below, Inc. Announces Second Quarter Fiscal 2026 Financial Results
Q2 Net Sales Increase of 22.9% to $1.3 Billion; Comparable Sales Increase of 14.1%
Q2 GAAP Diluted EPS of $3.99, Q2 Adjusted Diluted EPS of $1.68
Increases Full Year 2026 Sales and EPS Outlook
PHILADELPHIA, PA – (September 2, 2026) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the second quarter and year to date period ended August 1, 2026.

For the second quarter ended August 1, 2026:
•Net sales increased by 22.9% to $1.26 billion from $1.03 billion in the second quarter of fiscal 2025; comparable sales increased by 14.1%.
•The Company opened 52 net new stores and ended the quarter with 2,022 stores in 46 states. This represents an increase in stores of 8.8% from the end of the second quarter of fiscal 2025.
•Operating income was $275.4 million compared to $52.4 million in the second quarter of fiscal 2025. Adjusted operating income(1) was $113.2 million compared to $55.1 million in the second quarter of fiscal 2025.
•The effective tax rate was 23.9% compared to 26.2% in the second quarter of fiscal 2025.
•Net income was $221.4 million compared to $42.8 million in the second quarter of fiscal 2025. Adjusted net income(1) was $93.4 million compared to $44.8 million in the second quarter of fiscal 2025.
•Diluted income per common share was $3.99 compared to $0.77 in the second quarter of fiscal 2025. Adjusted diluted income per common share(1) was $1.68 compared to $0.81 in the second quarter of fiscal 2025.
•The Company repurchased approximately 311,000 shares in the second quarter of fiscal 2026 at a cost of approximately $60.0 million.
(1) A reconciliation of adjusted operating income, adjusted net income, and adjusted diluted income per common share to the most directly comparable financial measure presented in accordance with generally accepted accounting principles in the United States ("GAAP") is set forth in the schedule accompanying this release. See also “Non-GAAP Information.”

Winnie Park, CEO of Five Below, said, “We are thrilled with our second quarter performance and the continued momentum of our customer-centric strategy. Our Crew delivered strong results by collaborating on trend-right product stories at amazing value in stores that are fun and easy to shop. We remain maniacally focused on delivering our brand promise to be THE destination for the KID and the KID in all of us.”

Ms. Park continued, “Just as importantly, our Crew continues to drive new store growth at a higher level of executional excellence to bring Five Below to new communities. The balance between new store growth and double-digit comparable sales growth for the past five quarters is a testament to our operating flywheel gaining momentum. With a strong first half behind us and significant opportunities ahead, we are raising our full year outlook and look forward to delivering special curtain up moments for our customers through the holiday season and beyond.”

For the year to date period ended August 1, 2026:
•Net sales increased by 27.5% to $2.55 billion from $2.00 billion in the year to date period of fiscal 2025; comparable sales increased by 18.3%.
•The Company opened 101 net new stores compared to 87 net new stores in the year to date period of fiscal 2025.
•Operating income was $429.6 million compared to $103.2 million in the year to date period of fiscal 2025. Adjusted operating income(2) was $268.0 million compared to $114.7 million in the year to date period of fiscal 2025.
•The effective tax rate was 24.0% compared to 26.7% in the year to date period of fiscal 2025.
•Net income was $344.5 million compared to $83.9 million in the year to date period of fiscal 2025. Adjusted net income(2) was $217.1 million compared to $92.3 million in the year to date period of fiscal 2025.
•Diluted income per common share was $6.20 compared to $1.52 in the year to date period of fiscal 2025. Adjusted diluted income per common share(2) was $3.91 compared to $1.67 in the year to date period of fiscal 2025.
(2) A reconciliation of adjusted operating income, adjusted net income, and adjusted diluted income per common share to the most directly comparable financial measure presented in accordance with generally accepted accounting principles in the United States ("GAAP") is set forth in the schedule accompanying this release. See also “Non-GAAP Information.”

Third Quarter and Fiscal 2026 Outlook:
The Company expects the following results for the third quarter and full year of fiscal 2026. This outlook includes the expected impact of tariff rates currently in place and excludes the impact of future tariff refunds and share repurchases, if any.

For the third quarter of Fiscal 2026:

Current Outlook
Net sales	$1.21 billion to $1.23 billion
Net new stores	approximately 40
Comparable sales	+8% to +10%
Net income	$56 million to $63 million
Diluted income per common share	$1.01 to $1.13
Diluted weighted average shares outstanding	55.4 million

For the full year of Fiscal 2026:

	Current Outlook	Prior Outlook
Net sales	$5.63 billion to $5.71 billion	$5.40 billion to $5.48 billion
Net new stores	approximately 150	approximately 150
Comparable sales	+10% to +12%	+6% to +8%
Net income	$672 million to $698 million	$480 million to $502 million
Adjusted net income(3)	$546 million to $572 million	$482 million to $504 million
Diluted income per common share	$12.10 to $12.58	$8.62 to $9.02
Adjusted diluted income per common share(3)	$9.83 to $10.31	$8.65 to $9.05
Diluted weighted average shares outstanding	55.5 million	55.7 million
Gross capital expenditures	$250 million to $260 million	$230 million to $250 million
(3) Adjusted net income and adjusted diluted income per common share excludes the impact of tariff refunds and related interest recorded through the year to date period ended August 1, 2026 and retention awards granted in fiscal 2024, net of income tax impacts.

Share Repurchase Authorization:
On August 29, 2026, the Board of Directors approved a new share repurchase program authorizing the repurchase of up to $600 million of the Company’s common stock. The new share repurchase program replaces and supersedes the remaining capacity under the Company's prior share repurchase program authorized on November 27, 2023. The new repurchase program has no fixed expiration date and will remain in effect until all common stock authorized to be repurchased thereunder has been acquired, or until the repurchase program is otherwise replaced, suspended, or terminated.

Conference Call Information:
A conference call to discuss the financial results for the second quarter of fiscal 2026 is scheduled for today, September 2, 2026, at 4:30 p.m. Eastern Time. A live audio webcast of the conference call will be available online at investor.fivebelow.com, where a replay will be available shortly after the conclusion of the call. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call.

Non-GAAP Information:
This press release includes the following non-GAAP financial measures: gross profit, adjusted gross profit, adjusted operating income, adjusted net income, and adjusted diluted income per common share. The Company has reconciled these non-GAAP financial measures, with respect to the second quarter and year to date period ended August 1, 2026, with the most directly comparable GAAP financial measures within this filing. The Company believes that these non-GAAP financial measures provide its management with comparable financial data for internal financial analysis and provide meaningful supplemental information to investors. Non-GAAP financial measures have limitations as analytical tools. Other companies in the Company's industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that are intended to be protected by the “safe harbor” provisions therein. Such statements reflect management’s current views and estimates regarding the Company’s industry, business strategy, goals, expectations and outlook concerning its market position, operations, margins, profitability, capital expenditures, liquidity and capital resources, store count potential and other financial and operating information. Investors can identify these statements by the fact that they use words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future” and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Although we believe there is a reasonable basis for such forward-looking statements, our actual results may differ materially from these expectations due to risks that include, but are not limited to, risks related to disruption to the global supply chain, increased cost of freight, constraints on shipping capacity to transport inventory or the timely receipt of inventory, risks related to the Company’s strategy and expansion plans, risks related to our ability to attract, retain, and motivate qualified executive talent, risks related to disruptions in our information technology systems and our ability to maintain and upgrade those systems, risks related to our ability to successfully implement our online retail operations, risks related to cyberattacks or other cyber incidents, such as the failure to secure customers’ confidential or credit card information, or other private data relating to our crew or the Company, including the costs associated with protection against or remediation of such incidents, risks related to increased usage of machine learning and other types of artificial intelligence in our business, and challenges with properly managing its use, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, including risks related to direct and indirect impact of current and potential tariffs imposed, threatened, or proposed by the United States on foreign imports, including, without limitation, the tariffs themselves, any counter-measures thereto (in addition to any applicable foreign trade restrictions, generally) and any indirect effects on consumer discretionary spending, risks related to the availability of suitable new store locations and the dependence on the volume of traffic to our stores and website, risks related to our dependence on our executive officers, senior management and other key personnel or our ability to hire additional qualified personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, risks related to inflation and increasing commodity prices and related effects, such as a reduction in our unit sales (including an inability to increase sales), damage to our reputation with our customers, our becoming less competitive in the marketplace or exposure to fraud or theft due to customer payment-related risks, risks related to potential recessions and systematic failure of the banking system in the United States or globally, risks related to natural disasters, adverse weather conditions, pandemic outbreaks, global political events, war, terrorism or civil unrest (including any negative effects to our business and results of operations), risks related to building, operating or expanding shipcenters or network capacity, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company’s merchandise (including the impact of product and food safety claims and legislation), increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to our ability to protect our brand name and other intellectual property, risks related to customers’ payment methods, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards, risks related to our insurance programs and their effect on our financial performance and risks associated with leasing substantial amounts of space and owning real property. For further details and a discussion of these and other risks and uncertainties that may cause our actual results to differ materially from the expectations contained herein, see the Company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements, despite the Company’s reasonable basis for such statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading growth retailer offering trend-right, extreme value, high-quality products loved by the kid and the kid in all of us. We believe life is better when customers are free to "let go & have fun" in an amazing experience filled with unlimited possibilities. With most items priced between $1 and $5 and some extreme value items priced beyond $5, Five Below makes it easy to say YES! to the newest, coolest stuff across awesome Five Below worlds: Candy, Style, Party, Room, Create, Tech, Sports and New & Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 2,000 stores in 47 states. For more information, please visit www.fivebelow.com or follow @fivebelow on TikTok, Instagram and Facebook.

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations
InvestorRelations@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	August 1, 2026	January 31, 2026	August 2, 2025
Assets
Current assets:
Cash and cash equivalents	$561,083	$723,699	$562,746
Short-term investment securities	626,821	208,508	107,418
Inventories	941,162	846,609	799,602
Prepaid income taxes and tax receivable	5,574	5,210	4,657
Prepaid expenses and other current assets	100,712	132,697	110,495
Total current assets	2,235,352	1,916,723	1,584,918
Property and equipment, net	1,250,477	1,234,331	1,253,808
Operating lease assets	1,766,069	1,765,704	1,746,255
Other assets	25,928	20,261	21,557
	$5,277,826	$4,937,019	$4,606,538

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	436,734	368,381	371,801
Income taxes payable	1,388	56,644	—
Accrued salaries and wages	44,341	67,505	36,532
Other accrued expenses	215,896	160,328	204,926
Operating lease liabilities	307,637	301,148	311,365
Total current liabilities	1,005,996	954,006	924,624
Other long-term liabilities	11,318	8,667	10,288
Long-term operating lease liabilities	1,731,001	1,731,041	1,707,261
Deferred income taxes	53,388	50,015	57,118
Total liabilities	2,801,703	2,743,729	2,699,291
Shareholders’ equity:
Common stock	550	551	550
Additional paid-in capital	117,174	178,791	167,480
Retained earnings	2,358,399	2,013,948	1,739,217
Total shareholders’ equity	2,476,123	2,193,290	1,907,247
	$5,277,826	$4,937,019	$4,606,538

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Net sales	$1,261,493	$1,026,847	$2,547,095	$1,997,374
Cost of goods sold (exclusive of items shown separately below)	649,070	684,478	1,456,030	1,331,092
Selling, general and administrative expenses	285,870	242,314	559,146	468,816
Depreciation and amortization	51,203	47,690	102,326	94,254
Operating income	275,350	52,365	429,593	103,212
Interest income and other income, net	15,418	5,540	23,673	11,187
Income before income taxes	290,768	57,905	453,266	114,399
Income tax expense	69,373	15,143	108,815	30,489
Net income	$221,395	$42,762	$344,451	$83,910
Basic income per common share	$4.02	$0.78	$6.24	$1.52
Diluted income per common share	$3.99	$0.77	$6.20	$1.52
Weighted average shares outstanding:
Basic shares	55,130,589	55,072,140	55,196,391	55,059,126
Diluted shares	55,474,573	55,389,479	55,540,532	55,289,719

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Twenty-Six Weeks Ended
	August 1, 2026	August 2, 2025
Operating activities:
Net income	$344,451	$83,910
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	102,326	94,254
Share-based compensation expense	15,029	18,419
Deferred income tax expense (benefit)	3,373	(2,773)
Other non-cash expenses	4,768	754
Changes in operating assets and liabilities:
Inventories	(94,553)	(140,102)
Prepaid income taxes and tax receivable	(364)	(8)
Prepaid expenses and other assets	26,246	46,240
Accounts payable	63,694	110,636
Income taxes payable	(55,256)	(51,998)
Accrued salaries and wages	(23,164)	16,789
Operating leases	6,084	(2,654)
Other accrued expenses	50,076	52,191
Net cash provided by operating activities	442,710	225,658
Investing activities:
Purchases of investment securities and other investments	(540,207)	(95,648)
Sales, maturities, and redemptions of investment securities	121,895	185,303
Capital expenditures	(110,417)	(80,928)
Net cash (used in) provided by investing activities	(528,729)	8,727
Financing activities:
Net proceeds from issuance of common stock	462	477
Repurchase and retirement of common stock	(60,363)	—
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	2	1
Common shares withheld for taxes	(16,698)	(3,835)
Net cash used in financing activities	(76,597)	(3,357)
Net (decrease) increase in cash and cash equivalents	(162,616)	231,028
Cash and cash equivalents at beginning of period	723,699	331,718
Cash and cash equivalents at end of period	$561,083	$562,746

FIVE BELOW, INC.
GAAP to Non-GAAP Reconciliation of Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

Reconciliation of gross profit to adjusted gross profit

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Gross profit(4)	$612,423	$342,369	$1,091,065	$666,282
Adjustments:
Retention awards(5)	255	390	255	780
Cost-optimization initiatives(6)	—	—	—	4,100
Non-recurring lease acquisition costs(7)	—	495	—	495
IEEPA tariff refunds(8)	(163,583)	—	(163,583)	—
Adjusted gross profit(9)	$449,095	$343,254	$927,737	$671,657

Reconciliation of operating income, as reported, to adjusted operating income

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Operating income, as reported	$275,350	$52,365	$429,593	$103,212
Adjustments:
Retention awards(5)	1,413	2,259	1,954	5,196
Cost-optimization initiatives(6)	—	—	—	4,960
Non-recurring lease acquisition costs(7)	—	495	—	495
Non-recurring inventory write-off	—	—	—	830
IEEPA tariff refunds(8)	(163,583)	—	(163,583)	—
Adjusted operating income(9)	$113,180	$55,119	$267,964	$114,694

Reconciliation of net income, as reported, to adjusted net income

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Net income, as reported	$221,395	$42,762	$344,451	$83,910
Adjustments:
Retention awards, net of tax(5)	1,076	1,668	1,485	3,811
Cost-optimization initiatives, net of tax(6)	—	—	—	3,638
Non-recurring lease acquisition costs, net of tax(7)	—	366	—	363
Non-recurring inventory write-off, net of tax	—	—	—	609
IEEPA tariff refunds, net of tax(10)	(129,075)	—	(128,823)	—
Adjusted net income(9)	$93,397	$44,796	$217,114	$92,332

Reconciliation of diluted income per common share, as reported, to adjusted diluted income per common share

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Diluted income per common share, as reported	$3.99	$0.77	$6.20	$1.52
Adjustments:
Retention awards per share(5)	0.02	0.03	0.03	0.07
Cost-optimization initiatives per share(6)	—	—	—	0.07
Non-recurring lease acquisition costs per share(7)	—	0.01	—	0.01
Non-recurring inventory write-off per share	—	—	—	0.01
IEEPA tariff refunds per share(10)	(2.33)	—	(2.32)	—
Adjusted diluted income per common share(9)	$1.68	$0.81	$3.91	$1.67

(4) Gross profit, a non-GAAP financial measure, is equal to our net sales less our cost of goods sold.
(5) Retention awards relate to the on-going expense recognition of cash and equity granted to certain individuals in fiscal 2024 during the CEO transition that were earned and vested through August 2026.
(6) Represents charges related to the cost-optimization of certain functions.
(7) Represents non-recurring costs incurred with the strategic acquisition of certain leases.
(8) Represents International Emergency Economic Powers Act ("IEEPA") tariff refunds.
(9) Components may not add to total due to rounding.
(10) Represents IEEPA tariff refunds and related interest.